UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

True Nature Holding, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-53601	87-0496850
(Commission File Number)	(I.R.S. Employer Identification Number)

1355 Peachtree Street, Suite 1150 Atlanta, Georgia	30309
(Address of Principal Executive Offices)	(Zip Code)

(404) 254-6980
(Registrant’s Telephone Number, Including Area Code)

Trunity Holdings, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” “Trunity,” the “Company, “us,” “our,” or “we” are to Trunity Holdings, Inc.

Item 1.01 Entry into a Material Definitive Agreement

On May 20, 2016 the Company entered into a non-binding letter of intent to acquire Innovation Compounding, Inc. in Kennesaw, Georgia, a suburb of Atlanta. The agreement calls for purchase consideration of $3,500,000 in a combination of cash and stock. It is anticipated that definitive documents will be finalized by the end of June and the transaction will close subject to State Board of Pharmacy approvals. Shawn Hodges, Innovation’s Founder and CEO, is expected to join the management team of True Nature as COO at closing. The letter of intent is not a definitive agreement, and the Company anticipates that the definitive agreement will contain customary conditions to closing.

Item 5.02 Departure of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

On May 25, 2016, the Company announced that it appointed Mr. Phillip Crone to its Board of Directors and accepted the resignation of Dr. Jeffrey Cosman, who has decided to commit all of his time and energy pursuing the continued development of Meridian Waste Solutions, Inc.

Item 7.01 Regulation FD Disclosure.

On May 23, 2016, the Company issued a press release announcing the letter of intent to acquire Innovation Pharmacy, and on May 25, 2016 issued a press release that announced it appointed Mr. Phillip Crone to its Board of Directors and accepted the resignation of Dr. Jeffrey Cosman. Copies of these press releases are included in the exhibits to this filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number                                           Description

10.1	Letter of Intent to acquire Innovation Compounding, Inc.

99.1	Press Release - True Nature Signs Letter of Intent to Acquire Third Atlanta Compounder, dated May 23, 2016.

99.2	Press Release - True Nature Holding Names Phillip Crone to Succeed Jeffrey Cosman on Board of Directors, dated May 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE NATURE HOLDING, INC.

Date: June 6, 2016	By:	/s/ Stephen Keaveney
Stephen Keaveney Chief Executive Officer and Chief Financial Officer

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